Exhibit 99.1

PRESS RELEASE – FOR IMMEDIATE DISTRIBUTION

Juniper Pharmaceuticals Announces Board Changes

James Geraghty elected Chairman of the Board; Ann Merrifield appointed to Board

Boston, MA – July 16, 2015 – Juniper Pharmaceuticals, Inc. (Nasdaq: JNP) (the “Company”), a specialty pharmaceutical company focused on developing therapeutics that address unmet medical needs in women’s health, today announced several changes to its Board of Directors, including the retirement of former Chairman Steven Kasnet, the election of James A. Geraghty as Chairman of the Board, and the appointment of Ann Merrifield, a business leader with extensive healthcare industry experience, as a director.

“The Board’s unanimous election of Jim Geraghty as Chairman testifies to our confidence in his ability to provide strong new leadership to the Board in guiding and supporting the Company. His appointment reinforces Juniper’s strategy to build long-term value for shareholders from our core operations and through the development of an expanded product portfolio,” said Frank Condella, CEO of Juniper.

“I’m very pleased to be elected as Juniper’s Chairman at this exciting point in the Company’s development, and look forward to working closely with my fellow Board members and Juniper’s management team to achieve the Company’s strategic goals,” said Jim Geraghty, Chairman of Juniper’s Board. “This reinvigorated Board strongly supports the strategy Frank has set, which we believe can bring significant value to patients and the Company’s shareholders alike.”

“On behalf of the Board, I also want to welcome Ann Merrifield to Juniper’s Board of Directors. She brings high-quality healthcare industry experience spanning biotechnology, biologics, diagnostic services, therapeutic devices, and pipeline development, as well as relevant corporate board experience. We look forward to her contributions,” Mr. Geraghty added.

Ms. Merrifield was formerly the President and Chief Executive Officer of genomics company, PathoGenetix. Prior to that, she spent 18 years at the Genzyme Corporation where, among other roles, she served as Senior Vice President, Business Excellence, President of Genzyme Biosurgery, and President of Genzyme Genetics. She was previously a partner at Bain and Company and an investment officer at Aetna Life & Casualty.

Ms. Merrifield earned a Bachelor of Arts in Zoology and a Master of Education from the University of Maine, and a Master of Business Administration from the Amos Tuck School of Business at Dartmouth College. She is also a Director of Flexion Therapeutics and InVivo Therapeutics, and a Trustee of two MassMutual investment funds.

As previously announced in an 8-K filing following Juniper’s Annual Meeting of Shareholders earlier this month, Valerie Andrews and Donald Hunter resigned from the Board. Ms. Andrews’ resignation took immediate effect, and she no longer serves as a director of Juniper. Mr. Hunter’s resignation was accepted by the Board, effective immediately upon the appointment of his successor as Chair of the Audit Committee, the search for whom is underway.

“We appreciate the contributions and guidance provided by Valerie Andrews and Don Hunter during their respective tenures on Juniper’s Board, and we wish them well in their future endeavors. We also thank Don for his willingness to provide continuity in his role as a director and Chairman of the Audit Committee as we look for his successor,” concluded Mr. Geraghty.

Mr. Geraghty, an industry leader with 30 years of strategic and leadership experience, was appointed a director of Juniper Pharmaceuticals in May 2015. Currently an Entrepreneur in Residence at Third Rock Ventures, a leading biotech venture fund, he also serves as Chairman of the Board of Idera Pharmaceuticals.

Earlier, Mr. Geraghty was Senior Vice President, North America Strategy and Business Development at Sanofi, which he joined upon its acquisition of Genzyme. During his 20- year tenure at Genzyme, his roles included Senior Vice President International Development, President of Genzyme Europe, and General Manager of Genzyme’s cardiovascular business.

A graduate of the Yale Law School, Mr. Geraghty holds a Master of Science degree from the University of Pennsylvania and a Bachelor of Arts from Georgetown University. He is a member of the Joslin Diabetes Center Board of Trustees.

About Juniper Pharmaceuticals

Juniper Pharmaceuticals, Inc. (Nasdaq: JNP) (formerly Columbia Laboratories) is a specialty pharmaceutical company focused on developing therapeutics that address unmet medical needs in women’s health. Juniper has a successful heritage in developing pharmaceutical products, including CRINONE® 8% (progesterone gel), which is marketed by Allergan, Inc. in the U.S. and by Merck Serono S.A. in over 60 countries worldwide. The Company is leveraging in-house pharmaceutical development, clinical trial manufacturing, and analytical capabilities to advance an internal development pipeline, while also providing valuable consultative services to its pharmaceutical industry customers. Please visit www.juniperpharma.com for more information.

Juniper Pharmaceuticals™ and Juniper Pharma Services™ are trademarks of Juniper Pharmaceuticals, Inc., in the U.S. and EU.

CRINONE® is a registered trademark of Allergan, Inc. in the U.S.

Forward Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are usually indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “anticipates,” “potential,” “should,” or similar expressions, and which are generally not historical in nature. These include all statements relating to the anticipated contributions of directors, Juniper’s business strategy, and expected long-term value and future growth related thereto. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These statements are based on management’s current expectations and Juniper Pharmaceuticals does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law. For a discussion of certain risks and uncertainties associated with Juniper Pharmaceuticals’ forward-looking statements, please review the Company’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2014.

Contact

Media	Investors
Chris Murphy, Senior Vice President	Katja Buhrer
Rasky Baerlein Strategic Communications	MBS Value Partners
(617) 391-9647	(212) 661-7004
cmurphy@rasky.com	katja.buhrer@mbsvalue.com

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Source: Juniper Pharmaceuticals, Inc.

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